Exhibit 99.1

Contact:                 Darris Gringeri                                                      Robert Mercer                                           Investor Relations
DIRECTV Group                                                   DIRECTV, Inc.                                          (310) 964-0808
Media Relations                                                   Media Relations
(212) 205-0882                                                       (310) 964-4683

DIRECTV Holdings LLC Commences Fixed Price Cash Tender Offer For 8 3/8% Senior Notes Due 2013

EL SEGUNDO, Calif., September 14, 2009 –  DIRECTV Holdings LLC (the “Company”), a wholly owned subsidiary of THE DIRECTV Group, Inc.  (NASDAQ: DTV), announced today that it has commenced a fixed price cash tender offer for any and all of its outstanding $910 million in aggregate principal amount of its 8 3/8% Senior Notes due 2013 (CUSIP No. 25459HAB1) (the “Notes”).

The consideration for the Notes tendered and accepted for payment pursuant to the offer is $1,031.25 per $1,000 principal amount of the Notes (the “Notes Consideration”).  In addition, the Company will pay all accrued and unpaid interest on the Notes purchased pursuant to the offer up to, but not including, the Settlement Date (as defined below).  The offer will expire at 11:59 P.M., New York City time, on Monday, September 21, 2009, unless extended or earlier terminated (the “Expiration Time”).  Tenders of the Notes may be withdrawn prior to the Expiration Time.  To receive the Notes Consideration, holders of Notes must validly tender their Notes prior to the Expiration Time.  The Company will pay the Notes Consideration plus all accrued and unpaid interest on the Notes purchased pursuant to the offer in same-day funds promptly after the Expiration Time (the “Settlement Date”), which is expected to be on Tuesday, September 22, 2009.  The Company expects to use available cash and cash from a private placement of debt securities to pay for the Notes.

The tender offer is conditioned upon, among other things, consummation of a private placement of debt securities.  Additional terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letters of Transmittal dated September 14, 2009. This press release is neither an offer to purchase nor a solicitation to buy any of these Notes, nor is it a solicitation for acceptance of the tender offer.  The Company is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letters of Transmittal.  The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

        None of the Company or its affiliates, the Dealer Managers, the Depositary or the Information Agent is making any recommendation as to whether or not holders should tender their Notes in connection with the tender offer.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letters of Transmittal that are being sent to holders of the Notes.  Holders are urged to read the tender offer documents carefully when they become available.  Copies of the Offer to Purchase and Letters of Transmittal may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation.  Banks and brokers may call Global Bondholder Services Corporation collect at (212) 430-3774.  All others may call Global Bondholder Services toll-free at (866) 470-4200.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are the Dealer Managers for the tender offer.  Questions regarding the tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745, Credit Suisse Securities (USA) LLC at (800) 820-1653 and J.P. Morgan Securities Inc. at (866) 834-4666.

Cautionary Statement Concerning Forward-looking statements
NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability of third parties to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

About DIRECTV Group
The DIRECTV Group, Inc. (NASDAQ:DTV) is the world’s leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 18.3 million customers in the United States and over 5.9 million customers in Latin America.
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